Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., October 19, 2004 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the “Bank”), reported first quarter earnings of $395,000 for the quarter ended September 30, 2004, a 56.7 percent increase from the $252,000 reported for the same period in fiscal 2004.

First quarter earnings represented 25 cents per average outstanding share (diluted), an increase of 56.3 percent from the 16 cents for the quarter ended September 30, 2003. Average diluted shares increased slightly during the intervening twelve months to 1.57 million at September 30, 2004, from 1.56 million a year earlier. The increased number of diluted shares was attributed to the allocation of shares held by the Bank’s Employee Stock Ownership Plan and the vesting of shares awarded under the Company’s 1999 Stock-Based Incentive Plan. In addition, the Company’s repurchase of 26,389 shares of common stock was offset by the exercise of 26,922 option shares over the twelve months ended September 30, 2004. The Company’s board of directors paid a semiannual dividend of 29 cents per outstanding share during the most recent quarter, a 7.4 percent increase from the same period in fiscal 2004.

The improved net earnings were derived from growth in the loan and investment securities portfolios. For example, total interest income grew $716,000, or 27.8 percent, from the same period a year ago. During the same span total interest expenses increased $306,000, or 27.5 percent. These changes produced a 28.1 percent improvement in net interest income.

Noninterest income declined $45,000, or 9.2 percent, between the comparative quarters. This variance was attributed primarily to lesser gains on the sale of loans. At the same time, noninterest expenses for the quarter ended September 30, 2004, were 5.4 percent above the same period in fiscal 2004. Increased advertising and data processing expenditures were the major contributors to the higher noninterest expenses.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-423-3196.

First Bancorp of Indiana, Inc.Consolidated
Financial Highlights
(in thousands)

	9/30/2004	6/30/2004
Selected Balance Sheet Data:	(unaudited)
Total assets	270,892	264,065
Investment securities	8,799	9,663
Mortgage-backed securities	63,119	65,846
Loans receivable, net	169,824	162,687
Deposit accounts	197,906	182,740
Short-term borrowings	2,500	12,500
Long-term debt	35,667	35,667
Equity capital	29,593	28,968

	Three months ended September 30,
	2004	2003
Operating Results:	(unaudited)	(unaudited)
Interest income	3,290	2,573
Interest expense	1,420	1,114

Net interest income	1,870	1,459
Provision for loan losses	120	90

Net interest income after provision	1,750	1,369
Noninterest income	443	487
Noninterest expense	1,563	1,483

Income before income taxes and cumulative
effect of a change in accounting principle	630	373
Income taxes	235	121
Cumulative effect of change in accounting principle	0	0

Net income	395	252

	At or for the three months ended September 30,
Selected Financial Ratios:	2004	2003
Performance Ratios:	(unaudited)	(unaudited)
Return on average assets	0.58%	0.52%
Return on average equity	5.45%	3.37%
Basic earnings per share	0.26	0.17
Diluted earnings per share	0.25	0.16
Interest rate spread	2.83%	3.09%
Net interest margin	2.97%	3.33%
Other expenses as a % of average total assets	2.31%	3.08%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.08%	0.28%
Nonperforming assets as a % of total assets	0.06%	0.23%
Allowance for loan losses as a % of total loans	0.59%	0.78%
Allowance for loan losses as a %
of nonperforming loans	740.88%	275.42%

For further information:
Michael H. Head President & CEO
(812) 423-3196